Exhibit 99.1

For release: May 4, 2016

Contact: Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-2020

Robert Adams to Retire as CEO of NHC,

Remain as Chairman

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE MKT:  NHC), the nation's oldest publicly traded senior health care company, today announced that Robert Adams plans to retire as Chief Executive Officer, effective December 31, 2016.  Mr. Adams will remain as non-executive Chairman of the Board following his retirement.  The Board of Directors plans to develop a transition plan and will initiate a search of internal and external candidates for Mr. Adams’ replacement soon. Mr. Adams has served as the Company’s CEO since 2004 and has been with NHC for over 40 years.

Richard F. LaRoche, Jr., Chairman of the Audit Committee stated, “The entire Board expresses its appreciation to Robert for his many years of service and significant contributions to NHC.”  Mr. LaRoche also stated, “The Board is focused on identifying the right candidate to lead NHC into the future and delivering great value to our stockholders. We are fortunate to have Robert available to assist in the leadership transition and welcome his perspective and experience in operations and the senior health care industry.”

“My decision to retire has not been an easy one, but I believe that it is time to consider reducing my role in the day-to-day activities of the Company,” said Mr. Adams.  “I will remain significantly involved with NHC as the Chairman of the Board and will be involved in the transition plan to ensure the success of the future leadership of the Company.”

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

About NHC

NHC affiliates operate for themselves and third parties 73 long-term health care centers with 9,256 beds.  NHC affiliates also operate 36 homecare programs, five independent living centers and 20 assisted living communities.  NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.nhccare.com.